EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Gaston Federal Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77657) of Gaston Federal Bancorp, Inc. of our report dated January 30, 2002, relating to the consolidated statements of condition, operations, comprehensive income, changes in equity and cash flows as of December 31, 2001 and 2000, and for the year ended December 31, 2001, the three month period ended December 31, 2000, and the year ended September 30, 2000, which is included in the December 31, 2001 annual report on Form 10-KSB of Gaston Federal Bancorp, Inc.


/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 25, 2002